Exhibit 2.n.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Gladstone Investment Corporation:

We have audited the consolidated financial statements of Gladstone Investment Corporation and its subsidiaries (“the Company”) as of March 31, 2017 and 2016 and for each of the three years in the period ended March 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2017 referred to in our report dated May 15, 2017 appearing in the accompanying registration statement on Form N-2 (File No. 333-204996). We have also previously audited the consolidated financial statements of the Company as of and for the years ended March 31, 2015, 2014, 2013, 2012, 2011, 2010, 2009, and 2008 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013, 2012, 2011, 2010, 2009, and 2008 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Gladstone Investment Corporation and its subsidiaries for each of the years ended March 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010, 2009, and 2008 appearing on pages 77-78 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

May 15, 2017